Exhibit 10.2.3

SENIOR EXECUTIVE COMPENSATION BONUS PROGRAM

The Senior Executive Compensation Bonus Program is a measure of three areas often reviewed when comparing results of different companies or in comparing current company results from one year to the next.

PURPOSE

1.	To provide a motivational tool in the form of compensation to help executives focus on specific organizational goals to improve profits, surplus and service in all areas of the corporation.

2.	To maintain competitive advantage in terms of recruitment and retention of senior executives.

3.	To provide a plan based on EMC results and industry results, to provide a better measure of performance.

4.	Reward superior results appropriately.

5.	Provide a maximum bonus difficult to attain so there is incentive to strive for better results.

6.	To provide a measure of safety to the company so that senior officers' total compensation is reduced if company performance declines.

EXECUTIVES ELIGIBLE FOR BONUS
All members of the Policy Committee will be eligible for an executive bonus as provided in this Program. In addition, all vice presidents of Employers Mutual Casualty Company (not covered by a separate program) will be eligible for an executive bonus. Each bonus will be calculated according to the terms and conditions of the Program and according to each executive’s status as an officer.

GENERAL BONUS CALCULATION
The bonus plan uses production, surplus growth and the combined ratio, all valid measures of performance, as follows:

1.	EMC WRITTEN PREMIUM - Compares consolidated written premium to a target that is established by the committee each year.

2.	CHANGE IN SURPLUS

3.	COMBINED RATIO - Compares EMC combined ratio to a target ratio established by the Committee each year. Also compares EMC's combined ratio to that of the industry.

Seventy-five percent of any bonus will be based on the Industry estimate published in January by A.M. Best and paid at that time. The remaining twenty-five percent will be paid when final numbers are released by A.M. Best (generally in March).

ALL CALCULATIONS ARE ROUNDED TO THE NEAREST ONE-TENTH OF ONE PERCENT.
The factors in each of the formulas are subject to change each year with final approval by the Senior Executive Compensation and Incentive Stock Option Committee.

Revision Date 12-29-2014

WRITTEN PREMIUM
This component is based on actual net written premium growth compared to a consolidated written premium target established each year and approved by the Committee. (See appendix for current factor)
Achieving goal results in a bonus contribution of plus 7.5 percent of salary. This changes by 1.5 percent for each 1.0 percent variation from goal, subject to a maximum contribution of plus 15.0 percent and a minimum contribution of minus 15.0 percent.

The written premium component is determined as follows: Percent of actual change, minus goal, plus 5.0, times 1.50.

Example 1:	The goal equals 8.5 percent premium growth.
The actual change equals 7.5 percent premium growth.
7.5 percent minus 8.5 percent equals minus 1 plus 5.0, equals 4.0 times 1.50 equals 6.0.
The contribution in this example of written premium towards the total bonus is equal to 6.0 percent.

Example 2:	The goal equals 5.7 percent premium growth.
The actual change equals minus 1.3 percent premium growth.
Minus 1.3 percent minus 5.7 percent equals minus 7.0 plus 5.0 equals minus 2.0 times 1.50 equals minus 3.0.

Example 3:	The goal equals 4.7 percent premium growth.
The actual change equals 9.8 percent premium growth.
9.8 percent minus 4.7 percent equals 5.1 percent plus 5.0 equals 10.1 times 1.50 equals 15.2 percent. The contribution in this example of written premium towards the total bonus equals plus 15.0 percent.

(This component not to exceed plus or minus 15.0 percent)

SURPLUS
The component of surplus is based on the actual change in surplus. Each one percent increase in surplus produces a 1.0 percent increase in the bonus percent subject to a maximum of 25.0 percent. Each one percent decrease in surplus represents a 1.0 percent decrease in the bonus percent subject to a minimum of minus 20.0 percent.

The surplus component is determined as follows: Positive change in surplus times multiplier of 1.00 Negative change in surplus times multiplier of 1.00

Example 1:	Change in surplus equals plus 4.6 percent.
Contribution towards total bonus from surplus component equals 4.6 percent times 1.00 equals 4.6 percent.

Revision Date 12-29-2014

Example 2:	Change in surplus equals a minus 2.4 percent. Contribution towards total bonus from surplus component equals minus 2.4 percent times 1.00 equals minus 2.4 percent.

Example 3:	Change in surplus equals a plus 10.7 percent. Contribution towards total bonus from surplus component equals 10.7 percent times 1.00 equals 10.7 percent.

COMBINED RATIO
The component for combined ratio is based on EMC's consolidated combined ratio relative to a target combined ratio on a trade basis, adjusted by a comparison of the EMC combined ratio to that of the industry.
Refer to appendix for current target combined ratio and maximum combined ratio.
The target ratio is subject to Committee approval each year. For each 1.0 percent change in the combined ratio, the bonus contribution changes 5.0 percent subject to a maximum contribution of plus 65.0 percent and a minimum contribution of minus 40.0 percent.

First determine EMC's relationship to the industry by subtracting EMC's combined ratio from that of the industry.

The initial industry estimate published in January by A.M. Best will be the number used in the calculation. Adjustments will be made as required when A.M. Best releases final numbers, generally in March.

If the result is a positive number, subtract result (not to exceed 3.0 percent) from EMC's combined ratio to obtain adjusted combined ratio. Subtract adjusted combined ratio from target combined ratio, add difference between maximum and target combined, multiply by 5.00 to equal the bonus produced by the combined ratio component.

If the result is a negative number or 0.0, no adjustment is necessary and the EMC combined ratio is the adjusted combined ratio. Subtract the adjusted combined ratio from the target combined ratio, add difference between maximum and target combined ratios, multiply by 5.00 to equal the bonus produced by the combined ratio component.

The combined ratio formula is determined as follows: Target combined ratio minus the adjusted combined ratio plus difference between maximum and target combined ratios times 5.00.

Revision Date 12-29-2014

In the examples below, a target combined ratio of 103.0 and a maximum combined ratio of 109.0 are used.
Example 1:    Industry ratio equals 101.6 percent.
EMC ratio equals 97.1 percent.
Adjustment * 101.6 minus 97.1 equals 3.0 (maximum adjustment allowed).
Adjusted ratio * 97.1 minus 3.0 equals 94.1 percent.
Target ratio equals 103.0 percent.
103.0 percent minus 94.1 percent equals 8.9 plus 109.0 minus 103.0 equals 14.9 times 5.00 equals 74.5 percent. (Capped at 65.0)
The contribution towards total bonus from the combined ratio component equals 65.0 percent.

Example 2:	Industry ratio equals 101.6 percent.
EMC ratio equals 100.1 percent.
Adjustment * 101.6 minus 100.1 equals 1.5 percent.
Adjusted ratio * 100.1 minus 1.5 equals 98.6 percent.
Target ratio equals 103.0 percent.
103.0 percent minus 98.6 percent equals 4.4 percent plus 109.0 minus 103.0 equals 10.4 percent times 5.00 equals 52.0 percent.
The contribution towards the total bonus from the combined ratio component equals 52.0 percent.

Example 3:    Industry ratio equals 101.6 percent.
EMC ratio equals 110.1 percent.
Adjustment - None (If EMC performance is worse than the industry average, use the EMC ratio in the formula).
Adjusted ratio * 110.1.
Target ratio equals 103.0 percent.
103.0 percent minus 110.1 percent equals minus 7.1 plus 109.0 minus 103.0 equals minus 1.1 times 5.00 equals minus 5.5 percent.
The contribution towards the total bonus from the combined ratio component equals minus 5.5 percent.

Assuming each example represents one year, the bonus for the three years would be as follows:
Component             Example 1 Example 2 Example 3
Written Premium          6.0% -3.0% 15.0%
Surplus                4.6% -2.4% 10.7%
Combined Ratio          65.0% 52.0% -5.5%
Total Bonus*          75.0% 46.6% 20.2%
* The total bonus is the sum of the three components subject to a maximum of 75.0 percent of salary.

Revision Date 12-29-2014

This represents the bonus for Vice Presidents (level 2). Factors would be applied as follows to arrive at the bonus calculations for Vice Presidents (level 1), Senior Vice Presidents, Executive Vice Presidents, and President.
FACTORS AND MAXIMUM BONUS

	Factor	Maximum Bonus
Vice Presidents (level 1)	.80	60.0%
Vice Presidents (level 2)	1.00	75.0%
Senior Vice Presidents	1.10	82.5%
Executive Vice Presidents	1.20	90.0%
President	1.30	97.5%

Note: Level 1 includes Vice Presidents holding the title for less than five years and not on the Policy Committee. Level 2 includes Policy Committee members and those holding the Vice President title for five years or more.

Position	Factor	Example 1	Example 2	Example 3
Vice Presidents (level 1)	.80	60.0%	37.3%	16.2%
Vice Presidents (level 2)	1.00	75.0%	46.6%	20.2%
Senior Vice Presidents	1.10	82.5%	51.3%	22.2%
Executive Vice Presidents	1.20	90.0%	55.9%	24.2%
President	1.30	97.5%	30.6%	26.3%

PLAN ADMINISTRATION
1. Payments to eligible employees (as listed in appendix 2) under this plan are subject to "clawback provisions" as described in detail under the “Policy For Recovery of Erroneously Awarded Incentive-Based Compensation” set forth below.

2. An executive terminating employment prior to the end of the year in which a bonus is established will not be paid such bonus.

3. Executives retiring or becoming deceased or disabled before the established date for the payment of bonuses will receive a bonus on the basis of the portion of the year he/she was on the payroll.

4. If an executive becomes bonus eligible at some time during the year, he/she will receive a pro rata bonus for that portion of the year he/she is eligible.

5. If an executive is promoted or changes eligibility levels during the year and/or given a salary increase, the bonus will be prorated on the basis of the position and/or the salaries paid for the specific position.

Revision Date 12-29-2014

6. Deductions for federal and state income taxes, and FICA, if applicable, will be made from each bonus on the basis of IRS regulations.

7. The Executive Compensation Committee may, at its discretion, adjust the bonus calculation for unusual or extenuating circumstances.

8. The EMC Employee Contingent Salary Plan provides that employees eligible under a separate bonus program will receive the larger of the “bonus” or the “contingent salary” for the plan year. In the unlikely event the “contingent salary” is larger than the “senior executive bonus” the Executive Compensation Committee may, at its discretion, approve payment of the “contingent salary” in lieu of the “senior executive bonus”.

9. If there is a disagreement or misunderstanding regarding the basis for the bonus or in the calculation of the amounts, the decision of the Senior Executive Compensation and Incentive Stock Option Committee will be final. The Committee may, at its discretion, choose to pay more than 75% of bonus at one time if final industry results will have little or no impact on the final bonus percentage.

EMPLOYERS MUTUAL CASUALTY COMPANY POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION
Executive officers (as defined below) of Employers Mutual Casualty Company (the “Company”) may be required to repay previously awarded incentive-based compensation to the Company in certain circumstances and to the extent required under applicable law. For incentive compensation performance periods in progress as of the adoption of this policy and paid on or after January 1, 2015, the statement of terms and conditions accompanying any incentive-based compensation award made by the Company shall include a provision incorporating the requirements of this policy.

To the extent there is a determination made that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements, the Compensation Committee of the Company’s Board of Directors and the Compensation Committee of EMC Insurance Group Inc.’s Board of Directors (EMCI) (collectively referred to as the Compensation Committees) will determine whether, and to what extent, recovery of any incentive-based compensation previously paid is appropriate based on the facts and circumstances involved. If it is determined that a recovery is appropriate, the Compensation Committees shall direct that the Company recover that portion of any incentive-based compensation (whether in the form of cash or equity, if applicable) paid to current and former executive officers during the 36-month period preceding the date the Company is required to issue the accounting restatement that is in excess of what would have been paid to the executive officers under the accounting restatement. The amount to be recovered from the executive officers based on an accounting restatement shall be the amount by which the affected incentive-based compensation exceeded the amount that would have been payable to such executive officers had the accounting statements initially been issued as restated; provided, however, the Compensation Committees reserve the authority to recover different amounts from different executive officers on such bases as they shall deem appropriate, such as in the case of an executive officer’s misconduct that contributes to the need for the accounting restatement.

Revision Date 12-29-2014

The Compensation Committees shall determine, subject to applicable law, whether the Company shall effect such recovery of incentive-based compensation (i) by seeking recovery from the executive officer; (ii) by reducing the amount that would otherwise be payable to the executive officer under any compensatory plan, program or arrangement maintained by the Company; (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount); or (iv) by any combination of the foregoing.

For purposes of this policy, the term “executive officers” means those persons who received incentive-based compensation under the Company’s Senior Executive Compensation Bonus Program, Senior Executive Long Term Incentive Plan, or the incentive-based compensation plans applicable to the Company’s Bond Manager and the President of EMC Reinsurance Company. The term “incentive-based compensation” means, as applicable, cash or equity compensation paid under any of the above mentioned plans, the amount of which was determined in whole, or in part, upon specific performance-based goals relating to the financial results of EMC Insurance Companies, or its individual operating segments.

The remedies outlined herein are in addition to, and not in lieu of, any action deemed necessary by the Compensation Committees, the Company’s Board of Directors, EMCI’s Board of Directors, or the Company (up to and including termination of employment), and any legal rights available to the Company to recover incentive-based compensation, and any action imposed by law enforcement agencies, regulators, or other authorities.

Revision Date 12-29-2014